Exhibit 7

November 11, 2016

Open Text Corporation

105 Adelaide Street West, 12th Floor

Toronto, ON

M6J 2L3

Attention: Gordon Davies, Executive Vice President, Chief Legal Officer and Corporate Secretary

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Open Text Corporation (“you”) of a possible negotiated business combination with (a “Possible Transaction”) Guidance Software, Inc. and/or its subsidiaries or divisions (collectively, with such subsidiaries and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you will, and you will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The term “Representatives” (a) with respect to you, shall only include your and your subsidiaries’ officers, managers, directors, general partners, employees, outside counsel, accountants, consultants,, and financial advisors and subject to receipt of prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed, potential sources of equity or debt financing (and, in the case of potential sources of equity or debt financing, their respective counsel), and (b) with respect to the Company, shall include its directors, officers, employees, agents, affiliates and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (b) was within your possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company or any of its Representatives, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, (c) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information or (d) was or is independently developed by you without use of or reference to the Evaluation Material.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that would result to the Company if any information contained therein is disclosed to a third party. You and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, and you and your Representative shall keep the Evaluation Material confidential and shall not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (a) you may disclose the Evaluation Material if the Company provides prior written consent for such disclosure and (b) you may disclose the Evaluation Material to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction. You shall maintain a list of those Representatives to whom Evaluation Material has been disclosed (which list shall be presented to the Company upon request). You shall undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, and you shall be responsible for any breach of this letter agreement by you or any of your affiliates or Representatives.

In addition, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the foregoing, except with the prior written consent of the Company, (a) you will not act as a joint bidder or co-bidder with any other person with respect to a Possible Transaction, and (b) neither you nor any of your Representatives (acting on your behalf) will enter into any discussions, negotiations, agreements, arrangements or understandings (whether written or oral) regarding a Possible Transaction with any other person, other than (i) the Company and its Representatives or (ii) your Representatives (to the extent expressly permitted hereunder).

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other legal process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion and at its sole cost seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other similar remedy, you or any of your Representatives are nonetheless, based upon the advice of legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that (a) you use your reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other similar remedy that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and (b) you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure. Notwithstanding anything to the contrary in this Agreement, you and your Representatives shall be permitted to disclose any Evaluation Material and Discussion Information without notice to the extent (and in the manner) required pursuant to an ordinary course examination by a banking, securities, tax or other regulatory authority, provided that (A) such request is general in nature and not specifically directed at the Company, the Possible Transaction, the Evaluation Material or the Discussion Information and (B) either your or your Representative, as applicable, advises the applicable banking, securities, tax or other regulatory authority of the confidential nature of such Evaluation Material and Discussion Information.

3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will as directed by the Company promptly (and in any case within seven days of the Company’s request) deliver, at your expense, to the Company or, at your election, destroy, all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company. In the event of such a decision or request, all other Evaluation Material shall be returned or destroyed and no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt (and in any case within seven days of the Company’s request) written certification of your compliance with this Section 3. Notwithstanding the foregoing, you and your Representatives (a) may retain copies of the Evaluation Material (including the Evaluation Material stored on electronic, magnetic or similar media) solely in accordance with bona fide policies and procedures of general application (such as internal record retention policies) implemented in order to comply with any applicable law, legal or regulatory requirements, or professional standards, and (b) may retain electronic copies of the Evaluation Material that are backed up on your or their information management and communications systems or servers and are not available to an end user, to the extent such destruction is not reasonably practical; provided, that notwithstanding the termination or expiration of this letter agreement, any such retained materials (i) are subject to the confidentiality and restriction on use obligations of this agreement for so long as such materials are retained and (ii) are only retained for the purposes described in foregoing clauses (a) and (b) and not accessed or used for any other purpose.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. Each party hereto agrees that for a period of twelve (12) months from the date hereof, neither party nor any of such party’s affiliates or Representatives (nor any person acting on behalf of or in concert with any party or any of such party’s affiliates or Representatives) will, without the prior written consent of the other party, directly or indirectly, solicit to employ or actually employ any of the officers or employees of the other party who, in either case, have first been introduced to such party in connection with a Possible Transaction and are serving as such as of the date of this letter agreement or at any time during the term of this letter agreement; provided, however, that either party may (i) publish general advertisements or engage in general solicitations for employees in the ordinary course of business and consistent with past practice so long as such solicitations are not directed towards such officers or employees of the other party and (ii) hire any officer or other employee of the other party who responds to an advertisement or general solicitation that is not specifically targeted at such officers or employees of the party generally.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (a) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (b) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. For a period of twelve (12) months from the date of this letter agreement, unless specifically invited in writing by the Board of Directors of the Company, neither you nor any of your affiliates or Representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates (provided, that Open Text and its affiliates may purchase securities of the Company resulting in ownership of up to three percent (3%), in the aggregate, of the outstanding securities of the Company or such subsidiary, as applicable), (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Nothing in this paragraph shall limit your ability to make private oral or written proposals to the Board of Directors or Chief Executive Officer of the Company regarding any potential transaction involving you and the Company so long as public disclosure of any such proposal is not then required by applicable law, rules or regulations, provided that the Company retains the discretion to make such disclosure if it deems it necessary or advisable.

8. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered by you and the Company, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a Possible Transaction by virtue of this letter agreement (and, without limiting the foregoing, the Company will not be responsible for any costs you incur in pursuing a Possible Transaction), except for the legal obligations specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

9. No Waiver of Rights. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by either party or any of its Representatives and that either party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the

Company. Neither party shall raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each party hereby waives any requirements for the securing or posting of any bond in connection with such remedy.

11. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and of the United States District Court for the State of New York located in the Southern District of Manhattan for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and neither party shall commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against any such party in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of New York located in the County of New York or the United States District Court for the State of New York located in the Southern District of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.

13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through Morgan Stanley &

Co. LLC. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer or supplier of the Company) in connection with a Possible Transaction without the Company’s prior written consent.

17. Data Site Provision. The terms of this letter agreement shall control over any additional purported confidentiality requirements imposed by an offering memorandum, web-based database or similar repository of Evaluation Material to which you or your Representatives are granted access in connection with this letter agreement, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that your confidentiality obligations with respect to the Evaluation Material are exclusively governed by this letter agreement and may not be enlarged except by an agreement executed by the parties hereto in traditional written format.

18. Third Party Beneficiaries. Except for the entities party to this letter agreement, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19. Term. This letter agreement will terminate eighteen (18) months from the date hereof, except as otherwise stated herein.

(Signature Page Follows)

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

Guidance Software, Inc.

By:	/s/ Alfredo Gomez
Name: Alfredo Gomez
Title: SVP & General Counsel

CONFIRMED AND AGREED

as of the date written above:

Open Text Corporation

By:	/s/ Gordon Davies

Name: Gordon Davies
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary